UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: November 15, 2007

(Date of earliest event reported)

1st Pacific Bancorp

(Exact name of registrant as specified in its charter)

California	000-52436	20-5738252
(State or other	(Commission	(I.R.S. Employer
jurisdiction of	File Number)	Identification No.)
incorporation)

4275 EXECUTIVE SQUARE, SUITE 650

LA JOLLA, CALIFORNIA 92037

(Address of principal executive offices)

(858) 875-2000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02     Unregistered Sales of Equity Securities

On November 8, 2007, 1st Pacific Bancorp (“Bancorp”), in connection with entering into an Employment Agreement (the “Agreement”) with its Chief Executive Officer and President, Mr. A. Vincent Siciliano, granted Mr. Siciliano options to purchase 40,000 shares of Bancorp’s common stock (the “Siciliano Options”) pursuant to Bancorp’s 2007 Omnibus Stock Incentive Plan. The Siciliano Options were granted as part of the terms of the Agreement and Bancorp did not receive any additional consideration for such grant. The Siciliano Options have an exercise price of $11.50 per share.

On November 15, 2007, Bancorp granted its Executive Vice President and Chief Credit Officer, Mr. Richard H. Revier,  options to purchase 20,000 shares of Bancorp’s common stock (the “Revier Options”) pursuant to Bancorp’s 2007 Omnibus Stock Incentive Plan. The Revier Options are intended to be part of the consideration under an employment agreement expected to be entered into by Mr. Revier and Bancorp in the near future and Bancorp did not receive any consideration for such grant. The Revier Options have an exercise price of $10.25 per share.

Also on November 15, 2007, Bancorp granted its Chief Banking Officer, Mr. Larry Prosi,  options to purchase 52,712 shares of Bancorp’s common stock (the “Prosi Options”) pursuant to Bancorp’s 2007 Omnibus Stock Incentive Plan. The Prosi Options are intended to be  part of the consideration under an employment agreement expected to be entered into by Mr. Prosi and Bancorp in the near future and Bancorp did not receive any consideration for such grant. The Prosi Options have an exercise price of $10.25 per share.

The issuance of the options described herein was exempt from registration requirements under the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof, because none of the transactions involved a public offering.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

1st Pacific Bancorp

Date: November 21, 2007	By:	/s/ A. Vincent Siciliano
A. Vincent Siciliano
President and Chief Executive Officer